PURCHASE AGREEMENT


                            between


     BROAD RUN OFFICE CENTER ASSOCIATES LIMITED PARTNERSHIP
                          (as Seller),


                              and


                      AMERICA ONLINE, INC.
                         (as Purchaser)



                     Dated:  March 28, 1996














                       TABLE OF CONTENTS

                                                             PAGE

ARTICLE I           Definitions                                 1

         Section 1.1   General Interpretive Principles          1
         Section 1.2   Defined Terms                            2

ARTICLE II          Purchase and Sale; Options to Purchase      7

         Section 2.1   Purchase and Sale of the Property        7
         Section 2.2   Purchase and Sale of Option Property     7

ARTICLE III         Purchase Price and Terms of Payment         8

         Section 3.1   Amount for Property                      8
         Section 3.2   Amount for Option Property               8
         Section 3.3   Payment                                  8

ARTICLE IV          Deposit                                     9

         Section 4.1   Delivery of Deposit                      9
         Section 4.2   Disposition of Deposit.                  9
         Section 4.3   Interpleader                             10
         Section 4.4   Escrow Agent as Stakeholder              10
         Section 4.5   Escrow Agent to Acknowledge Agreement    10

ARTICLE V           Inspection and Feasibility Period           10

         Section 5.1   Physical Inspection of Real Property     10
         Section 5.2   Termination                              12

ARTICLE VI          Representations and Warranties of
                    the Seller                                  12

         Section 6.1   Representations and Warranties Regarding
                       Authority and Status                     12
         Section 6.2   Representations and Warranties Regarding
                       the Real Property.                       13
         Section 6.3   Representation and Warranty Regarding
                       Brokers                                  15
         Section 6.4   Survival                                 15

ARTICLE VII         Representations and Warranties of
                    the Purchaser                               16

         Section 7.1   General.                                 16
         Section 7.2   Survival                                 17

ARTICLE VIII        Additional Obligations of the Seller        17

         Section 8.1   Possession                               17
         Section 8.2   Delivery of Engineering Studies          17
         Section 8.3   Closing Affidavit                        17
         Section 8.4   Further Assurances                       18
         Section 8.5   Expenses                                 18
         Section 8.6   Negative Covenants                       18
         Section 8.7   Survey                                   18
         Section 8.8   Indemnification by Seller                19
         Section 8.9   Sales Commission                         19
         Section 8.10  Subdivision of Real Property             19
         Section 8.11  Notice of Rights                         19
         Section 8.12  Waiver of Stormwater Management Payment  20
         Section 8.13  Removal of Construction Debris           20
         Section 8.14  Formation of Association                 20
         Section 8.15  [Intentionally Omitted]                  20
         Section 8.16  Brokerage Commissions on Option Property 20

ARTICLE IX          Additional Obligations of the Purchaser     21

         Section 9.1   Expenses                                 21
         Section 9.2   Indemnification by Purchaser             21
         Section 9.3   Delivery of British Aerospace Purchase
                       Agreement                                21
         Section 9.4   Further Assurances                       21
         Section 9.5   Effect of Increase in Density on Storm
                       Water Pond                               21
         Section 9.6   Brokerage Commissions on Option
                       Property                                 21

ARTICLE X           Conditions Precedent to the Seller's
                    Obligations                                 22

         Section 10.1  Purchaser's Representations and
                       Warranties True                          22
         Section 10.2  Purchaser's Performance                  22
         Section 10.3  Exercise of Options                      22

ARTICLE XI          Conditions Precedent to the Purchaser's
                    Obligations                                 22

         Section 11.1  Seller's Representations and Warranties
                       True                                     22
         Section 11.2  Seller's Performance                     23
         Section 11.3  Title to Real Property                   23
         Section 11.4  Condemnation                             23
         Section 11.5  Completion of Subdivision                23
         Section 11.6  Survey                                   23
         Section 11.7  Closing Under British Aerospace
                       Purchase Agreement                       23

ARTICLE XII         Closing                                     24

         Section 12.1  Closing Date and Escrow                  24
         Section 12.2  Seller's Deliveries                      25
         Section 12.3  Purchaser's Deliveries                   26
         Section 12.4  Delivery in Escrow                       26

ARTICLE XIII        Closing Adjustments and Prorations          26

         Section 13.1  General.                                 26
         Section 13.2  Taxes and Assessments                    27
         Section 13.3  Closing Costs and Transfer Taxes         27
         Section 13.4  Third Party Offer                        27

ARTICLE XIV         Termination                                 27

         Section 14.1  Reasons for Termination                  27
         Section 14.2  Termination by Purchaser                 28
         Section 14.3  Termination by Seller                    28
         Section 14.4  Purchaser's Right to Seek Specific
                       Performance                              28
         Section 14.5  Exception                                29

ARTICLE XV          Preemptive Options to Purchase
                    Option Land                                 29

         Section 15.1  Right of First Refusal on Sale           29
         Section 15.2  Other Option to Purchase                 30
         Section 15.3  Purchaser's Insolvency                   32
         Section 15.4  Notice of Termination                    32

ARTICLE XVI         Seller Improvements                         32

         Section 16.1  Seller's Obligation to Complete          32
         Section 16.2  Insurance                                34
         Section 16.3  Indemnification                          34
         Section 16.4  Seller Improvements Escrow Fund          35
         Section 16.5  Improvement Plans and Specifications     35
         Section 16.6  Dedication of Pacific Boulevard          36
         Section 16.7  Governmental Acceptance for Maintenance  36
         Section 16.8  Liquidated Damages                       36

ARTICLE XVII        Miscellaneous Provisions                    38

         Section 17.1  Entire Agreement                         38
         Section 17.2  Counterparts                             38
         Section 17.3  Benefit and Burden                       38
         Section 17.4  Governing Law                            38
         Section 17.5  Notices                                  38
         Section 17.6  Partial Invalidity                       40
         Section 17.7  Waiver of Jury Trial                     40
         Section 17.8  Survival of Obligations                  41
         Section 17.9  Consent to Assignment                    41


EXHIBITS

     A-1      Boundary Line Adjustment Plat
     A-2      Description of Option Land
     A-3      Pacific Boulevard Extension
     B        Form of Deed
     C        Special Exceptions
     D        Seller Improvements
     D-1      Description of Pacific Boulevardand Prentice Drive Construction
              Areas
     D-2      Description of Pacific Boulevard and
              Dresden Street Construction Areas
     E        Form of Seller Improvements Escrow Agreement
     F        Form of Letter of Credit
     G        Additional Title Exceptions
     H        Form of Memorandum


                       PURCHASE AGREEMENT


     THIS AGREEMENT is made and entered into as of the 28th day of March, 1996, by and between (i) BROAD RUN OFFICE CENTER ASSOCIATES LIMITED PARTNERSHIP ("Seller"), a Virginia limited partnership, and (ii) AMERICA ONLINE, INC. ("Purchaser"), a Delaware corporation.


                            RECITALS

     A. The Seller owns certain parcels of unimproved land located in Loudoun County, Virginia.

     B. The Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller, a part of the land. The Seller has also agreed to grant to the Purchaser options to purchase additional parts of the land.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                           ARTICLE I

                          Definitions

     Section 1.1 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Section have the meanings assigned to them in this Section and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles; (iii) references herein to "Articles," "Sections," "subsections," "paragraphs" and other subdivisions without reference to a document are to designated Articles, Sections, subsections, paragraphs and other subdivisions of this Agreement; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same
Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (v) a reference to an Exhibit without a further reference to the document to which the Exhibit is attached is a reference to an Exhibit to this Agreement; (vi) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (vii) the word "including" means "including, but not limited to."

     Section 1.2 Defined Terms. For all purposes of this Agreement, the following terms shall have the respective meanings set forth below:

         "Agreement" shall mean this Agreement in its present form or as it may be amended from time to time.

         "Affiliate" when used with reference to any Person, shall mean any Person that, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, the specified Person (the term "control" for this purpose, shall mean the ability, whether by the ownership of shares or other equity interest, by contract or otherwise, to elect a majority of the directors of a corporation, independently to select the managing partner of a partnership or the managers of a limited liability company, or otherwise to have the power independently to remove and then select a majority of those Persons exercising governing authority over an entity, and control shall be conclusively presumed in the case of the direct or indirect ownership of 50% or more of the equity interests); and, when used with reference to the Seller, shall include a trust for the benefit of one or members of the Goelet family.

         "Applicable Part of the Real Property" shall mean the part of the Real Property to be sold and conveyed by the Seller to the Purchaser at each Closing.

         "Boundary Line Adjustment Plat" shall mean the Plat Showing Boundary Line Adjustments for Broad Run Business Center prepared by William H. Gordon Associates, Inc., dated February 27, 1996, a copy of which is attached as Exhibit A-1.

         "British Aerospace Closing Date" shall mean the date on which the Purchaser is required by the terms of the British Aerospace Purchase Agreement to consummate the purchase of the British Aerospace Property.

         "British Aerospace Property" shall mean the improved real property containing 38.886 acres, more or less, which has a street address of 22070 Broderick Drive and 22111 Pacific Avenue, Sterling, Loudoun County, Virginia.

         "British Aerospace Purchase Agreement" shall mean the contract now under negotiation between British Aerospace Holdings, Inc., a Delaware corporation, as seller, and the Purchaser, as purchaser, for the purchase and sale of the British Aerospace Property, as the same may be amended from time to time.

         "Business Days" shall mean any day of the week other than Saturday, Sunday or a day on which banking institutions in Washington, D.C. or New York City are obligated or authorized by law to close.

         "Closing" shall have the meaning set forth in Section 12.1.

         "Closing Date" shall mean the Initial Closing Date and each Option Closing Date, if any.

         "Closing Statement" shall mean the statements prepared by the Seller and the Purchaser pursuant to Section 13.1.

         "Declaration of Protective Covenants" shall mean the Declaration of Protective Covenants for Broad Run Business Center dated May 4, 1990, recorded in Deed Book 1089, at page 1565, among the Land Records.

         "Deed" shall mean a special warranty deed, substantially in the form attached as Exhibit B, signed by the Seller in proper form for recording, pursuant to which the Applicable Part of the Real Property is to be conveyed to the Purchaser.

         "Deposit" shall mean the cash payments made by the Purchaser to the Escrow Agent pursuant to Section 4.1 and the interest earned thereon.

         "Development Proposal" shall have the meaning set forth in Section 15.2(c).

         "Effective Date" shall mean the date of this Agreement.

         "Environmental Law" shall mean any federal, state or local law, ordinance, rule, regulation, requirement, guideline, code, resolution, order or decree (including consent decrees and administrative orders) in effect on the date of this Agreement which regulates the use, generation, handling, storage, treatment, transportation, decontamination, clean-up, removal, encapsulation, enclosure, abatement or disposal of any Hazardous Material, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
     Section 9601, et seq., the Resource Conservation and Recovery Act,
     42 U.S.C. Sections 6901, et seq., the Toxic Substance Control Act,
     15 U.S.C. Sections 2601, et seq., the Clean Water Act, 33 U.S.C. Sections 1251 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802, their state analogs, and any other federal, state or local statute, law, ordinance, resolution, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Material, all as amended to date.

         "Escrow Agent" shall mean Commercial Title Group, Ltd., 8605 Westwood Center Drive, Suite 401, Vienna, Virginia 22182.

         "Feasibility Period" shall mean the period beginning on the Effective Date and ending on the later to occur of (i) March 24, 1996, or (ii) the tenth day after the Purchaser receives the survey of the Land required by Section 8.7.

         "Governmental Authorities" shall mean any board, bureau, commission, department or body of any municipal, county, state or federal governmental unit, or any subdivision thereof, having or acquiring jurisdiction over the Real Property or the management, operation, use or improvement thereof.

         "Hazardous Material" shall mean any flammable, explosive, radioactive or reactive materials, any asbestos (whether friable or non-friable), any pollutants, contaminants or other hazardous, dangerous or toxic chemicals, materials or substances, any petroleum products or substances or compounds containing petroleum products, including gasoline, diesel fuel and oil, any polychlorinated biphenyls or substances or compounds containing polychlorinated biphenyls, and any other material or substance defined as a "hazardous substance," "hazardous material," "hazardous waste," "toxic materials," "contamination," and/or "pollution" within the meaning of any Environmental Law.

         "Initial Closing Date" shall mean the date on which the purchase and sale of the Property is consummated.

         "Land" shall mean Lot 41A and Lot 42A, as shown on the Boundary Line Adjustment Plat, and Lots 43 and 44, as shown on the plat entitled "Consolidation and Record Plat of Broad Run Business Center, Phase I," attached to Deed of Subdivision, Dedication, Vacation, Easement and Temporary Easement recorded in Deed Book 1119, at page 1599, among the Land Records.

         "Land Records" shall mean the Land Records of Loudoun County,
     Virginia.

         "Legal Requirements" shall mean all laws, ordinances, rules, regulations, orders and requirements of all Governmental Authorities relating to, or regulating, the ownership, use, operation, management, maintenance and repair of the Real Property.

         "Mortgage" shall mean a mortgage, deed of trust or other type of security instrument of the type commonly given to secure loans or advances on, or the unpaid purchase price of, real property in the jurisdiction in which such real property is located.

         "Option" shall mean the options granted by the Seller to the Purchaser in Article XV to purchase all, or from time to time parts of, the Option Property. The Option need not be exercised at one time with respect to all of the Option Property.

         "Option Closing Date" shall mean the date(s) on which the purchase and sale of the Option Property is (are) consummated, if applicable.

         "Option Land" shall mean the parcels of land described in Exhibit A-
     2.

         "Option Property" shall mean the Option Land and the other rights described in subsections (b) and (c) of Section 2.2.

         "Pacific Boulevard and Dresden Street Construction Areas" shall mean the areas in Pacific Boulevard and Dresden Street cross-hatched on Exhibit D-2 connecting the existing paved area of Dresden Street northeast of Broderick Drive and the area of Pacific Boulevard cross-hatched on Exhibit D-1.

         "Pacific Boulevard and Prentice Drive Construction Areas" shall mean the areas in Pacific Boulevard and Prentice Drive cross-hatched on Exhibit D-1 connecting the existing paved area of Pacific Boulevard south of Waxpool Road and the existing paved area of Prentice Drive east of Broderick Drive.

         "Permitted Exceptions" shall mean (i) the lien of current Real Estate Taxes not yet due and payable, (ii) the Declaration of Protective Covenants, including the reservation of easements and inchoate liens for assessments thereunder, (iii) the additional exceptions described on Exhibit G, and (iv) encroachments, overlaps, boundary disputes and other matters disclosed by the survey delivered by the Seller to the Purchaser pursuant to Section 8.7.

         "Person" shall mean an individual, estate, trust, partnership, corporation or other legal entity.

         "Property" shall mean the Land and the other rights described in subsections (b) and (c) of Section 2.1.

         "Purchase Price" shall mean the purchase price of the Property specified in Section 3.1 and, if applicable, the purchase price of the Option Property specified in Article XV.
         "Qualified Bank" shall mean a national bank located in Washington, D.C. or Fairfax County, Virginia, which (x) is chartered by the Office of the Comptroller of the Currency (the "Comptroller"), (y) has total assets of not less than $1,000,000,000 as reported in the most recent edition of Polk's World Bank Directory or a similar reporting service, and (z) is not subject to any supervisory agreement or regulatory order imposed by the Comptroller or the Federal Deposit Insurance Corporation relating to its financial soundness.

         "Real Estate Taxes" shall mean all taxes, assessments, vault rentals, and other charges, if any, general, special or otherwise, including the supplemental tax for the Route 28 special taxing district and all assessments for schools, public betterments and general or local improvements, levied or assessed upon or with respect to the ownership of and/or all other taxable interests in the Real Property imposed by any public or quasi-public authority having jurisdiction.

         "Real Property" shall mean the Land and the Option Land.

         "Sales Agents" shall mean Taylor & Associates, Inc. and The Evans Company.

         "Seller Improvements" shall mean the improvements described in Exhibit D.

         "Special Exceptions" shall mean the special exceptions described in Exhibit C.

         "Storm Water Management Agreement" shall mean the Storm Water Management Agreement and Deed of Easements dated February 12, 1992, between British Aerospace Holdings, Inc. and the Seller, recorded in Deed Book 1154, at page 1793, among the Land Records.

         "Subdivided Lot" shall mean a subdivided lot established in accordance with the Loudoun County subdivision ordinance, as evidenced by the recordation among the Land Records of a plat of subdivision or a plat of boundary line adjustment.

         "Subdivision Date" shall mean the date of recording among the Land Records of the approved plat of boundary line adjustment establishing the Applicable Part of the Real Property as a Subdivided Lot.

         "Third Party Offer" shall have the meaning set forth in Section
     15.1(b).


                           ARTICLE II

             Purchase and Sale; Options to Purchase

     Section 2.1 Purchase and Sale of the Property. On the Initial Closing Date, and subject to the terms and conditions set forth in this Agreement, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller:

         (a)  the Land;

         (b) all right, title and interest of the Seller, if any, in any land lying in the bed of any street, road, avenue or alley, open or closed, adjacent to the Land, to the center line thereof; and

         (c) all easements, covenants and other rights appurtenant to, and all the estate and rights of the Seller in and to, the Land, but not including any rights of the Seller created by or pursuant to this Agreement or any rights of the Seller as "Grantor" under the Declaration of Protective Covenants or any other rights held by the Seller as owner or developer of property other than the Land.

The Seller shall sell and convey and the Purchaser shall purchase and accept fee simple title to the Property free and clear of all liens, encumbrances, easements, covenants, conditions, leases and other matters affecting title, except for the Permitted Exceptions applicable thereto.

     Section 2.2 Purchase and Sale of Option Property. If (i) the Purchaser purchases the Property in accordance with the terms of this Agreement, and (ii) the Purchaser timely exercises the Option with respect to all or, from time to time, any part of the Option Land, then on the applicable Option Closing Date, and subject to the terms and conditions set forth in this Agreement, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller:

         (a) the Option Land (or the part hereof for which the Option was timely exercised);

         (b) all right, title and interest of the Seller, if any, in any land lying on the bed of any street, road, avenue or alley, open or closed, adjacent to the Phase II Option Land, or part thereof, if applicable, to the center line thereof; and

         (c) all easements, covenants and other rights appurtenant to, and all the estate and rights of the Seller in and to, the Option Land, or part thereof, if applicable, but not including any rights of the Seller created by or pursuant to this Agreement or any other rights of the Seller as owner or developer of property other than the Option Land.

Except as otherwise expressly provided in a Third Party Offer, the Seller shall sell and convey and the Purchaser shall purchase and accept fee simple title to each part of the Option Property free and clear of all liens, encumbrances, easements, covenants, conditions, leases and other matters affecting title, except for the Permitted Exceptions applicable thereto.


                          ARTICLE III

              Purchase Price and Terms of Payment

     Section 3.1 Amount for Property. The purchase price to be paid by the Purchaser to the Seller for the Property shall be an amount equal to the sum of (i) $6,534,000, and (ii) the product obtained by multiplying (x) $2.25, by (y) the exact area (expressed in square feet) of Lot 42A, as shown on the Boundary Line Adjustment Plat, and Lot 43 and Lot 44, which are described in the definition of the term "Land," as determined by the survey obtained by the Seller pursuant to Section 8.7, subject to the adjustments and prorations pursuant to Article XIII.

     Section 3.2 Amount for Option Property. If the Purchaser exercises one or more of the Options, the purchase price to be paid by the Purchaser to the Seller for each part of the Option Property to be purchased shall be the amount determined pursuant to Article XV, subject to the adjustments and prorations pursuant to Article XIII unless otherwise provided in a Third Party Offer or a Development Proposal, if applicable.

     Section 3.3 Payment. On each Closing Date, and subject to the terms and conditions of this Agreement, the Purchaser shall pay the Purchase Price for the Applicable Part of the Real Property, to, or for the account of, the Seller in the manner provided in Section 12.1, subject, however, in the case of a part of the Option Property purchased pursuant to Section 15.1(a), to any deferred payment terms contained in the Third Party Offer.


                           ARTICLE IV

                            Deposit

     Section 4.1 Delivery of Deposit. Within three Business Days after the Seller delivers a fully-signed counterpart of this Agreement to the Purchaser, the Purchaser shall deliver to the Escrow Agent a deposit in the amount of $100,000 to be held by the Escrow Agent as a good faith deposit under this Agreement (the "Initial Deposit"). Unless this Agreement is terminated pursuant to Section 5.2, on or before the last day of the Feasibility Period the Purchaser shall deliver to the Escrow Agent an additional deposit in the amount of $400,000 to be held by the Escrow Agent as an additional good faith deposit under this Agreement (the "Additional Deposit"). The Initial Deposit and the Additional Deposit shall be in the form of a good check payable to the order of, or a wire transfer of federal funds to, the Escrow Agent. The Escrow Agent shall, promptly after receipt, deposit the Purchaser's checks for collection. The Escrow Agent shall invest the Deposit in any of the following types of investments designated by the
Purchaser: (i) prime commercial paper, banker's acceptances or certificates of deposit in one or more Qualified Banks, in each case having a maturity of not more than 30 days, or (ii) obligations of the United States Government having a maturity of not more than 30 days, or (iii) one or more mutual funds which invest their assets primarily in investments of the type described in clauses (i) and (ii), or (iv) one or more interest-bearing accounts in a Qualified Bank(s) the deposits in which are insured by an agency of the United States. If the Purchaser fails to deliver a good check for the Initial Deposit to the Escrow Agent within the time period referred to in the first sentence, this Agreement shall automatically terminate at the end of the third Business Day after the Seller delivers a signed counterpart of this Agreement to the Purchaser and neither party shall have any further liability or obligation to the other under this Agreement.

     Section 4.2 Disposition of Deposit. If this Agreement is terminated pursuant to Section 5.2 or Section 14.1 and thereafter either the Seller or the Purchaser makes a written demand on the Escrow Agent for the return of the Deposit (if the demand is made by the Purchaser) or for the payment of the Deposit (if the demand is made by the Seller), the Escrow Agent shall give written notice of such demand to the other party. If the Escrow Agent does not receive a written objection from the other party to the proposed payment or return of the Deposit within 10 days after the giving of such notice, the Escrow Agent shall pay the Deposit to the party making the demand. If the Escrow Agent receives a written objection from the other party within the 10-day period, the Escrow Agent shall continue to hold the Deposit until otherwise directed by written instructions from the Seller and the Purchaser or until otherwise directed by a court of competent jurisdiction. During the Feasibility Period, the provisions of Section 5.2, and not the provisions of this Section, shall control the disposition of the Deposit.

     Section 4.3 Interpleader. In the event of a dispute concerning the disposition of the Deposit, the Escrow Agent shall have the right at any time to deposit any cash funds held by it under this Agreement with the clerk of the court of general jurisdiction of the county in which the Land is located. The Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit the Escrow Agent shall be relieved and dis charged of all further obligations and responsibilities hereunder.

     Section 4.4 Escrow Agent as Stakeholder. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience; that the Escrow Agent shall be deemed to be the agent of both parties; and that the Escrow Agent shall not be liable to any of the parties for any act or omission on its part unless in violation of the provisions of this Agreement or taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence. The Seller and the Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims, and expenses, including reasonable attorneys' fees, incurred in connection with the performance of the Escrow Agent's duties hereunder, except with respect to actions or omissions taken or suffered by the Escrow Agent in violation of the provisions of this Agreement or in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of the Escrow Agent.

     Section 4.5 Escrow Agent to Acknowledge Agreement. The Escrow Agent shall acknowledge its agreement to the provisions of this Section, Article XII and Article XIV by a separate document delivered to the parties promptly after receipt of the Deposit.


                           ARTICLE V

               Inspection and Feasibility Period

     Section 5.1    Physical Inspection of Real Property.

         (a) Right to Inspect. The Seller agrees that the Purchaser and its authorized agents and representatives shall have the right, at the Purchaser's risk, cost and expense, to enter upon the Real Property at any time or times after the delivery of the Deposit to the Escrow Agent and before the Initial Closing Date, in the case of the Land, or each Option Closing Date, in the case of the Option Land, during normal business hours and after reasonable advance notice, for purposes of con ducting such environmental and engineering tests, including soil borings, inspections, investigations and studies, as the Purchaser deems necessary or desirable to evaluate the Real Property. In addition, Purchaser may conduct such architectural, engineering, environmental, economic and other studies of the Real Property as the Purchaser may deem necessary or desirable. The Purchaser shall provide the Seller at least one Business Day's notice in advance of its entry upon the Real Property for purposes other than visual inspections. No soil borings, drilling, digging or other tests or studies that require physical changes to the Real Property shall be made before the Purchaser becomes the owner thereof without the Seller's prior written consent, such consent not to be unreasonably withheld, delayed or conditioned. The Purchaser agrees, at it sole cost and expense, to promptly repair any damage caused to the Applicable Part of the Real Property as a result of any such architectural, environmental, engineering and economic studies or tests and, to the extent reasonably practicable, to restore the Applicable Part of the Real Property to the condition that existed immediately prior to such studies or tests being conducted.

         (b) Insurance. The Purchaser shall not enter the Real Property for any purpose other than visual inspections until the Purchaser has delivered to the Seller a certificate of insurance (in the form of ACORD
     27) evidencing that the Purchaser has obtained a policy of Commercial General Liability Insurance protecting the Purchaser, as named insured, and the Seller, as an additional insured, against liability for bodily injury, death and property damage occurring in or about the Real Property, with such policy to afford protection to the limit of not less than $5,000,000 combined single limit annual aggregate for bodily injury, death and property damage. Such certificate shall also provide that the policy will not be canceled or terminated, or the limits of liability thereunder reduced, unless the Seller receives at least 20 days advance notice thereof.

         (c) Indemnification. The Purchaser shall indemnify and hold harm less the Seller and its partners, employees and agents (collectively, the "Indemnitees") from and against (i) all physical damage to the Real Property owned by the Seller caused by its tests and investigations,
     (ii) all loss, liability or damage suffered or incurred by the Indemnitees arising out of or resulting from injury or death to individuals or damage to personal property caused by the tests and investigations conducted by, or at the direction of, the Purchaser or otherwise caused by the Purchaser's entry on the Real Property owned by the Seller, and (iii) all reasonable costs and expenses (including reasonable attorneys' fees and disbursements) incurred by the Indemnitees in connection with any action, suit, proceeding, demand, assessment or judgment incident to the foregoing.

         (d) Survival. The Purchaser's obligations to indemnify the Seller pursuant to Section 5.2(c) shall survive the termination of this Agreement.

     Section 5.2 Termination. This Agreement shall automatically terminate at the end of the Feasibility Period unless, on or before the last day of the Feasibility Period, the Purchaser gives the Seller written notification (the "Feasibility Notice") that Purchaser elects to consummate the purchase of the Property in accordance with the terms of this Agreement and delivers to the Escrow Agreement a good check for the Additional Deposit required by Section 4.1. The Purchaser shall also have the right to terminate this Agreement by notice given to the Seller at any time before the end of the Feasibility Period. The Purchaser shall have the absolute right, in its sole and absolute discretion, to determine whether to give the Feasibility Notice. If the Feasibility Notice is not timely given or a good check for the Additional Deposit is not timely delivered to the Escrow Agent, or if a notice of early termination is given, this Agreement shall terminate, the Purchaser or the Seller, or both, shall so notify the Escrow Agent, the Escrow Agent shall promptly return the Initial Deposit to the Purchaser, and, except as otherwise expressly provided in this Agreement, no party shall have any further liability to any other party under this Agreement. If this Agree ment is terminated pursuant to the provisions of this subsection, the Purchaser agrees to pay the sum of $100 to the Seller as consideration for this Agreement and, within 10 days after the termination of this Agreement, to deliver to the Seller, without cost, copies of all surveys, written engineering tests or studies and other data prepared by third parties for the Purchaser during the Feasibility Period.


                           ARTICLE VI

          Representations and Warranties of the Seller

     The Seller makes the following representations and warranties to the Purchaser for the purpose of inducing the Purchaser to execute and deliver this Agreement and to consummate the transactions contemplated by this
Agreement:

     Section 6.1    Representations and Warranties Regarding Authority and
Status.

         (a) Organization. The Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.

         (b) Authorization. The requisite number of the general and limited partners of the Seller required by the Agreement of Limited Partnership pursuant to which the Seller is organized has authorized the execution and delivery of this Agreement and the transactions contemplated hereby.

         (c) No Conflicting Agreements. The execution and delivery by the Seller of, and the performance and compliance by the Seller with the terms and provisions of, this Agreement do not violate any of the terms, conditions or provisions of (i) the Seller's Agreement of Limited Partnership, (ii) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which the Seller is subject, or (iii) any agreement or contract to which the Seller is a party or to which it or the Property is subject.

         (d) Approvals. No authorization, consent, order, approval or license from, filing with, or other act by any Governmental Authority or other Person is or will be necessary to permit the valid execution and delivery by the Seller of this Agreement or the performance by the Seller of the obligations to be performed by it under this Agreement, except for the approval to be obtained from the applicable Governmental Authority approving the boundary line adjustment necessary to establish the Applicable Part of the Real Property as a Subdivided Lot.

         (e) United States Person. The Seller is a "United States person" within the meaning of Sections 1445(f)(3) and 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

     Section 6.2    Representations and Warranties Regarding the Real
Property.

         (a) Ownership. To the best of Seller's knowledge, the Seller is the sole owner of the Real Property, but the Seller makes no representation or warranty concerning the quality of the Sellers' title to the Real Property.

         (b) Condemnation. The Seller has not received from any Governmental Authority any notice of, and the Seller has no knowledge of, pending or contemplated condemnation proceedings affecting the Real Property, or any part thereof.

         (c) Zoning. The Land is zoned PD-IP under the zoning ordinance of Loudoun County, Virginia. The Option Land is zoned PD-IP under the zoning ordinance of Loudoun County. Except as set forth in Exhibit C, there are no special exceptions, subdivision approvals, waivers or variances applicable to the zoning of the Real Property.

         (d) Environmental Matters. To the actual knowledge of the Seller, the Real Property does not contain, and there is not located on or about the Real Property, any Hazardous Materials. The Seller has not received any written complaint, order, summons, citation, notice of violation, directive letter or other communication from any Governmental Authority with regard to Hazardous Materials, or any other environmental matters affecting the Real Property or any portion thereof. The Seller has not knowingly undertaken, permitted, authorized or suffered the presence, or suspected presence, use, manufacture, handling, generation, storage, treatment, discharge, release, burial or disposal on the Real Property of any Hazardous Material, except in compliance with Environmental Laws.

         (e) Underground Storage Tanks. To the actual knowledge of the Seller, there are no underground storage tanks located on the Real Property. The Seller has not removed, or caused to be removed, any underground storage tanks from the Real Property.

         (f) No Commitments. Except for the Permitted Exceptions, the Special Exception and the dedication of the applicable Governmental Authority of a part of the Land, containing 2.74 acres, more or less, shown on Exhibit A-2 for the extension of Pacific Avenue, the Seller has not made any commitments to any Governmental Authorities, utility company, school board, church or other religious body, or any homeowner or homeowners' association, or to any other organization, group or individual, relating to the Real Property which would impose any obligation on the Purchaser, or its successors or assigns, after each Closing Date, to make any contributions of money, dedications of land or grant of easements or rights-of-way, or to construct, install or maintain any improvements of a public or private nature on or off the Applicable Part of the Real Property.

         (g) No Obligations. After the Purchaser acquires title to an Applicable Part of the Real Property, the Purchaser, in its capacity as the owner of the Applicable Part of the Real Property, will have no obligations under any of the Special Exceptions to construct or maintain improvements on real property not included as a part of the Applicable Part of the Real Property.

         (h) Status of Pacific Boulevard and Prentice Drive. The Pacific Boulevard and Prentice Drive Construction Areas have been duly dedicated to public use as public streets in accordance with all requirements of all applicable Governmental Authorities. The Seller has delivered to the applicable Governmental Authorities all surety bonds required to guaranty the completion of Pacific Boulevard and Prentice Drive in the Pacific Boulevard and Prentice Drive Construction Areas. All such surety bonds are in full force and effect and will not lapse or expire until August 1996.

         (i) Absence of Archeological/Historical Significance. To the best of the Seller's knowledge, (i) no part of the Real Property has been designated by any Governmental Authority as having sufficient historical or archeological significance to interfere with or impede the development of an office campus on the Real Property, and (ii) no part of the Real Property contains a cemetery or human burial grounds.

         (j) Performance Under Covenants. To the best of the Seller's knowledge, the owner of the British Aerospace Property has performed all covenants and obligations required to be performed by it under the Declaration of Protective Covenants and the Storm Water Management Agreement. This representation and warranty is made with the intent that the Purchaser will rely on it in purchasing the British Aerospace Property pursuant to the British Aerospace Purchase Agreement.

     Section 6.3 Representation and Warranty Regarding Brokers. Except for the Sales Agents, no agent, broker, or other Person acting pursuant to express or implied authority of the Seller is entitled to a commission or finder's fee in connection with the transactions contemplated by this Agreement or will be entitled to make any claim against the Purchaser for a commission or finder's fee. The Seller has not dealt with any agent or broker in connection with the sale of the Property to the Purchaser other than the Sales Agents.

     Section 6.4 Survival. Except as otherwise expressly provided in a Third Party Offer or a Development Proposal, the representations and warranties contained in Section 6.1 and Section 6.3 shall survive each Closing indefinitely. Except as otherwise expressly provided in a Third Party Offer or a Development Proposal and except for the representation and warranty in Section 6.2(a) (which shall not survive each Closing), the representations and warranties in Section 6.2 shall survive each Closing for a period of 12 months insofar as those representations and warranties relate to the Applicable Part of the Real Property conveyed by the Seller to the Purchaser at such Closing.


                          ARTICLE VII

        Representations and Warranties of the Purchaser

     Section 7.1 General. The Purchaser makes the following representations and warranties to the Seller for the purpose of inducing the Seller to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement:

         (a) Organization. The Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified as a foreign corporation in good standing in the Commonwealth of Virginia.

         (b) Authorization. The execution and delivery by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser.

         (c) No Conflicting Agreements. The execution and delivery by the Purchaser of, and the performance and compliance by the Purchaser with the terms and provisions of, this Agreement do not violate any of the terms, conditions or provisions of (i) the Purchaser's Certificate of Incorporation or Bylaws, (ii) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which the Purchaser is subject, or (iii) any agreement or contract to which the Purchaser is a party or to which it is subject.

         (d) Investigations. The Purchaser has examined and inspected, and during the Feasibility Period will have the right to examine and inspect, the physical nature and condition of the Real Property. Each part of the Real Property purchased by the Purchaser will be purchased in its "as is" condition on the Effective Date, solely in reliance on the Purchaser's own tests, investigations and studies and not in reliance on any representations or warranties made by the Seller except as expressly set forth in this Agreement. Neither the Seller nor any agent, partner, employee, or representative of the Seller has made any representation or warranty regarding the physical condition of the Real Property, the availability or adequacy of public utilities, access to the Real Property, compliance with Legal Requirements, the presence or absence of Hazardous Materials on the Real Property or other environmental conditions, or anything relating to the subject matter of this Agreement, except as expressly set forth in this Agreement; and the Purchaser, in signing and delivering this Agreement, has not and will not rely upon any statement, information, or representation to whomsoever made or given, whether to the Purchaser or others, and whether directly or indirectly, verbally or in writing, made by any Person, except as expressly set forth in this Agreement.

         (e) Brokers. Except for the Sales Agents, no agent, broker or other Person acting pursuant to express or implied authority of the Purchaser is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement or will be entitled to make any claim against the Seller for a commission or finder's fee. The Purchaser has not dealt with any agent or broker in connection with the purchase of the Property other than the Sales Agents.

     Section 7.2    Survival.  The representations and warranties in Section
7.1 shall survive each Closing indefinitely.


                          ARTICLE VIII

              Additional Obligations of the Seller

     Section 8.1 Possession. Except as otherwise expressly provided in a Third Party Offer, the Seller agrees to give possession of the Applicable Part of the Real Property to the Purchaser on the applicable Closing Date, free and clear of all leases, tenancies and rights of occupancy.

     Section 8.2 Delivery of Engineering Studies. Within five days after the Effective Date, the Seller agrees to deliver to the Purchaser (if it has not previously done so), without any additional cost or expense, all engineering studies and other data (including topographic and boundary surveys, street grade profiles, grading plans and storm drainage plans, if any) theretofore prepared by or for the account of the Seller with respect to the Real Property and any improvements to be constructed thereon. The Purchaser shall not be responsible for paying professional fees or other expenses relating to any engineering studies prepared for the Seller with respect to the Real Property before the Effective Date, but all of such fees and expenses shall be paid by the Seller. If this Agreement is terminated for any reason, the Purchaser shall promptly return to the Seller all documents and information delivered pursuant to this Section. The Purchaser's obligations under the preceding sentence shall survive the termination of this Agreement.

     Section 8.3 Closing Affidavit. If requested to do so by the Purchaser, at each Closing, the Seller shall execute and deliver to the Purchaser, or any title insurance company designated by it, an Owner's Affidavit, in the customary form, with respect to the absence of claims which would give rise to mechanic's liens on, and the absence of parties in possession of, the Applicable Part of the Real Property and the absence of unrecorded easements granted by the Seller, but the Seller shall not be obligated in its Owner's Affidavit to attest to the absence of claims which would give rise to mechanic's liens and parties in possession of the Applicable Part of the Real Property which result from any act of Purchaser, its agents, employees, contractors or stockholders.

     Section 8.4 Further Assurances. The Seller agrees that it will, at any time and from time to time after each Closing Date, upon request of the Purchaser and at no cost or expense to the Seller, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may reasonably be required for the better assigning, transferring, granting, assuring and confirming to the Purchaser, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the assets or property sold to the Purchaser pursuant to this Agreement.

     Section 8.5    Expenses.   The Seller agrees to pay all expenses
incurred by it in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the fees and expenses of its legal counsel.

     Section 8.6 Negative Covenants. Between the Effective Date and the Initial Closing Date, the Seller agrees that, without the Purchaser's written consent in each case, it will not (i) voluntarily grant, create, assume or permit to exist any Mortgage, lien, lease, encumbrance, easement, covenant, condition, right-of-way or restriction upon the Real Property other than the Permitted Exceptions, or voluntarily take or permit any action adversely affecting the title to the Real Property as it exists on the Effective Date,
(ii) take any action to change the zoning of the Real Property as it exists on the Effective Date or enter into any special exceptions, waivers or variances relating to such zoning, or (iii) make any proffers or other commitments of the type referred to in Section 6.2(f) that will be binding on the Purchaser or any successor owner of the Real Property after the Initial Closing Date.

     Section 8.7 Survey. The Seller agrees to obtain and deliver to the Purchaser a survey of the Land on or before March 31, 1996. If the Purchaser does not terminate this Agreement during the Feasibility Period, the Purchaser shall be deemed to have accepted the survey of the Land and any matters disclosed thereon, including any encroachments, overlaps, strips, gores, boundary line disputes or other similar matters. The Seller agrees to obtain and deliver to the Purchaser, at least 15 days before each Option Closing Date, a survey of the Applicable Part of the Real Property. Each survey shall be prepared by a registered land surveyor, shall locate all Permitted Exceptions that can be located by a survey, shall set forth the exact area of the Applicable Part of Real Property (in square feet), shall be prepared in accordance with "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys," jointly established and adopted by ALTA and ACSM in 1992 and shall meet the accuracy requirements of a Class A Survey (as defined therein), and shall be in such form as is customary to enable the Purchaser's title insurance company to delete the "survey" exception from the Purchaser's title insurance policy. The Seller shall pay for the cost of each survey except as otherwise provided in a Third Party Offer or a Development Proposal.

     Section 8.8 Indemnification by Seller. The Seller agrees to indemnify and hold harmless the Purchaser from and against all loss, liability, damage, cost and expense, including reasonable attorneys' fees and disbursements, arising out of a breach of the representation and warranty contained in Section 6.3. The Seller's obligations under this Section shall survive the Closing of the purchase and sale of the Property.

     Section 8.9 Sales Commission. The Seller agrees to pay the commissions payable to the Sales Agents in accordance with a separate agreement between them.

     Section 8.10 Subdivision of Real Property. Promptly after the end of the Feasibility Period, the Seller shall proceed, at its expense, in a diligent manner to cause (i) Lot 41A and Lot 42A to be established as Subdivided Lots in accordance with the Boundary Line Adjustment Plat. Unless the Purchaser exercises the Option to purchase a part or parts of the Option Land that constitute one or more Subdivided Lots in their entirety, promptly after the Purchaser exercises the Option to purchase a part (or all) of the Option Land, the Seller shall proceed, at its expense, in a diligent manner to cause the part of the Option Land for which the Option was exercised to be established as a separate Subdivided Lot by boundary line adjustment. In the case of a part of the Option Land for which a boundary line adjustment is required, the Seller shall notify the Purchaser within two Business Days after the Subdivision Date occurs for each Applicable Part of the Real Property to be purchased pursuant to this Agreement, and shall include with the notice a certified copy of the recorded plat of boundary line adjustment.

     Section 8.11 Notice of Rights. On the Closing Date, the Seller shall execute in recordable form and shall deliver to the Purchaser, for recordation among the Land Records at the Purchaser's expense, a Memorandum in the form of Exhibit H.

     Section 8.12 Waiver of Stormwater Management Payment. The Seller hereby waives and releases the Purchaser from the obligation to make the payment required by Article XI, Section A, of the Declaration of Protective Covenants with respect to the Land because such payment has been included in the Purchase Price. Unless otherwise expressly provided in a Third Party Offer or a Development Proposal, the Seller agrees to waive and release the Purchaser from the obligation to make the payment required by Article XI, Section A, of the Declaration of Protective Covenants with respect to the part of the Option Land that is the subject of the Third Party Offer or the Development Proposal.

     Section 8.13 Removal of Construction Debris. Before the Closing Date, the Seller agrees, at its sole cost and expense, to remove from the Land the construction debris presently located in the vicinity of the underground natural gas easement area.

     Section 8.14 Formation of Association. Within 20 days after the Effective Date, the Seller shall (i) cause the Association (as defined in the Declaration of Protective Covenants and the Storm Water Management Agreement) to be formed as a non-profit corporation under the laws of the Commonwealth of Virginia, and (ii) deliver to the Purchaser a copy of the Articles of Incorporation of the Association, certified by the Virginia State Corporation Commission, and a copy of the Bylaws of the Association, certified by the Secretary of the Association. The Seller shall not cause or permit the Articles of Incorporation or Bylaws of the Association to be amended before the Closing Date.

     Section 8.15   [Intentionally Omitted].

     Section 8.16 Brokerage Commissions on Option Property. The Seller agrees to indemnify and hold harmless the Purchaser from and against claims for a commission or a finder's fee made by The Evans Company and any other agent, broker or finder acting pursuant to express or implied authority of the Seller (other than Taylor & Associates) with respect to each purchase and sale of all or any part of the Option Property. The Seller's obligations under this Section shall survive the Closing of each purchase and sale of all or a part of the Option Property.


                           ARTICLE IX

            Additional Obligations of the Purchaser

     Section 9.1 Expenses. The Purchaser agrees to pay all expenses incurred by it in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the fees and expenses of its legal counsel.

     Section 9.2 Indemnification by Purchaser. The Purchaser agrees to indemnify and hold harmless the Seller from and against all loss, liability, damage, cost and expense, including reasonable attorneys' fees and disbursements, arising out of a breach of the representation and warranty contained in Section 7.1(e). The Purchaser's obligations under this Section shall survive the Closing of the purchase and sale of the Property.

     Section 9.3 Delivery of British Aerospace Purchase Agreement. The Purchaser shall deliver to the Seller a copy of the British Aerospace Purchase Agreement promptly after it is signed, and a copy of each amendment, if any, thereto, promptly after such amendment is signed.

     Section 9.4 Further Assurances. The Purchaser agrees that it will, at any time and from time to time after each Closing Date, upon request of the Seller and at no cost or expense to the Purchaser, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts and assurances as may reasonably be required to carry out the transactions contemplated by this Agreement.

     Section 9.5 Effect of Increase in Density on Storm Water Pond. The Purchaser agrees that the Seller shall not be required to increase the size of, or to perform any construction work related to, the existing wet storm water management pond located on the Land because of an increase, after the Initial Closing Date, in the density of development of improvements on the Land resulting from a special exception or other zoning action initiated by the Purchaser or its successors and assigns. This provision shall survive the Closing of the purchase and sale of the Property.

     Section 9.6 Brokerage Commissions on Option Property. The Purchaser agrees to indemnify and hold harmless the Seller from and against claims for a commission or a finder's fee made by Taylor & Associates and any other agent, broker or finder acting pursuant to express or implied authority of the Purchaser (other than The Evans Company) with respect to each purchase and sale of all or any part of the Option Property. The Purchaser's obligations under this Section shall survive the Closing of each purchase and sale of all or a part of the Option Property.


                           ARTICLE X

        Conditions Precedent to the Seller's Obligations

     The obligations of the Seller to sell each Applicable Part of the Real Property to the Purchaser and to perform the other covenants and obligations to be performed by it on each Closing Date, shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by the Seller):

     Section 10.1 Purchaser's Representations and Warranties True. Except as otherwise expressly provided in the Third Party Offer or the Development Proposal, the representations and warranties made by the Purchaser in Article VII shall be true and correct in all material respects with respect to the Applicable Part of the Real Property on and as of the applicable Closing Date, with the same force and effect as though such representations and warranties had been made on and as of such date; and the Purchaser shall have executed and delivered to the Seller a certificate, dated as of the applicable Closing Date, to the foregoing effect.

     Section 10.2 Purchaser's Performance. The Purchaser shall have performed all obligations required by this Agreement to be performed by it on or before the applicable Closing Date.

     Section 10.3 Exercise of Options. In the case of each purchase of all or a part of the Option Property, the Purchaser shall have (i) purchased the Property in accordance with the terms of this Agreement, and (ii) timely exercised the Option for all, or such part, of the Option Property.


                           ARTICLE XI

      Conditions Precedent to the Purchaser's Obligations

     The obligations of the Purchaser to purchase each Applicable Part of the Real Property from the Seller and to perform the other covenants and obligations to be performed by it on each Closing Date, shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by the Purchaser):

     Section 11.1 Seller's Representations and Warranties True. Except as otherwise expressly provided in the Third Party Offer or the Development Proposal, the representations and warranties made by the Seller in Article VI shall be true and correct in all material respects with respect to the Applicable Part of the Real Property on and as of the applicable Closing Date, with the same force and effect as if such representations had been made on and as of such date, but each reference in Article VI to the "Real Property" shall be deemed to be a reference to the Applicable Part of the Real Property; and the Seller shall have executed and delivered to the Purchaser a certificate, dated as of the Applicable Closing Date, to the foregoing effect.

     Section 11.2 Seller's Performance. The Seller shall have performed all covenants and obligations required by this Agreement to be performed by it on or before the applicable Closing Date.

     Section 11.3 Title to Real Property. Except as otherwise expressly provided in the Third Party Offer, on each Closing Date, (i) the Seller shall be the sole owner of the Applicable Part of the Real Property, in fee simple, and the Seller's title to the Applicable Part of the Real Property shall be marketable, good of record and in fact, and free and clear of all Mortgages, liens, encumbrances, easements, leases, conditions and other matters affecting title, recorded or unrecorded, other than the Permitted Exceptions applicable thereto, and (ii) subject to the payment by the Purchaser of the applicable premium, the Purchaser shall receive from one or more title insurance companies reasonably satisfactory to the Purchaser, an ALTA Form B owner's policy of title insurance (1987 edition), or an unconditional binder to issue the same, in an amount equal to the Purchase Price for the Applicable Part of the Real Property, dated, or updated to, the applicable Closing Date insuring, or committing to insure, at standard rates, the Purchaser's marketable fee simple title to the Applicable Part of the Real Property in the condition required by clause (i) above.

     Section 11.4 Condemnation. Except as otherwise expressly provided in the Third Party Offer, on each Closing Date, the Applicable Part of the Real Property shall not be about to be acquired by authority of any governmental agency in the exercise of its power of eminent domain or by private purchase in lieu thereof.

     Section 11.5 Completion of Subdivision. The Subdivision Date shall have occurred with respect to the Applicable Part of the Real Property to be purchased on the Closing Date.

     Section 11.6 Survey. The survey for the Applicable Part of the Real Property delivered by the Seller to the Purchaser pursuant to Section 8.7 shall not disclose any encroachments, overlaps, strips, gores, boundary line disputes or other similar matters that are not acceptable to the Purchaser, in its reasonable judgment. The preceding sentence shall not apply to the purchase and sale of the Property.

     Section 11.7 Closing Under British Aerospace Purchase Agreement. The closing of the purchase and sale of the British Aerospace Property shall be consummated simultaneously with the Closing of the purchase and sale of the Property, unless the failure of the purchase and sale of the British Aerospace Property to be consummated is caused by a default by the Purchaser in performing its obligations under the British Aerospace Purchase Agreement. The preceding sentence shall only apply to the purchase and sale of the Property.


                          ARTICLE XII

                            Closing

     Section 12.1   Closing Date and Escrow.

         (a) Initial Closing Date. The closing of the purchase and sale of the Property (a "Closing") shall take place on the later to occur of (i) the tenth Business Day after the Subdivision Date for Lot 41A and Lot 42A, or (ii) the British Aerospace Closing Date, or on any earlier Business Day mutually agreed upon by the Seller and the Purchaser, with time being of the essence. The Purchaser shall notify the Seller of the British Aerospace Closing Date within two Business Days after it is established.

         (b) Option Closing Dates. If the Purchaser timely exercises one or more of the Options, the closing of the purchase and sale of the Option Property for which the Option was exercised (a "Closing") shall take place on the tenth (10th) Business Day after the later to occur of (i) the date on which the Purchaser exercises the Option, or (ii) the Subdivision Date for the Option Land for which the Option was exercised (if applicable), or on any earlier Business Day mutually agreed upon by the Seller and the Purchaser, with time being of the essence. If the Option is exercised pursuant to Section 15.1(a), the Closing of the purchase and sale of the part of the Option Land for which the Option was exercised shall take place at the time specified in the Third Party Offer.

         (c) Place of Closing; Closing Procedures. Each Closing shall be held at the office of the Escrow Agent. On or before noon, local time, on each Closing Date, the Purchaser shall cause to be deposited with the Escrow Agent immediately available funds in an amount equal to the sum of the Purchase Price for the Applicable Part of the Real Property, and the costs, expenses, prorations, adjustments and other amounts payable by the Purchaser under this Agreement, reduced by (x) the amount of the Deposit (in the case of the purchase of the Land only), and (y) the amount of the prorations and adjustments for which the Purchaser receives credit on the Closing Statement. If the Seller and the Purchaser have each notified the Escrow Agent that the conditions in
     Article X (in the case of the Seller) and the conditions in Article XI (in the case of the Purchaser) have been satisfied or waived (other than the respective covenants and obligations of the Seller and the Purchaser to be performed pursuant to this Article XII), and (y) the Escrow Agent has received (a) the funds from the Purchaser in accordance with the preceding sentence, (b) the documents and instruments to be delivered by the Seller pursuant to Section 12.2, and (c) the documents and instruments to be delivered by the Purchaser pursuant to Section 12.3, then the Escrow Agent shall promptly (in the following order) not later than 3:00 p.m., local time, on the applicable Closing Date, (i) record the Deed for the Applicable Part of the Real Property, (ii) disburse to the Seller an amount equal to the Purchase Price for the Applicable Part of the Real Property (including as a part of the Purchase Price of the Land, the Deposit), in each case reduced by the costs, expenses, prorations and adjustments payable by the Seller under this Agreement and increased by the amount of the prorations and adjustments for which the Seller receives credit on the Closing Statement, (iii) deliver to the Purchaser the documents and instruments referred to in Section 12.2 and all other documents and instruments received by it which, in accordance with the terms of this Agreement, are to be delivered by the Seller to the Purchaser at each Closing, (iv) deliver to the Seller the documents and instruments referred to in Section 12.3 and all other documents and instruments received by it which, in accordance with the terms of this Agreement, are to be delivered by the Purchaser to the Seller at each Closing, and (v) make the other disbursements and deliveries required by the Closing Statement, if any.

     Section 12.2 Seller's Deliveries. Subject to the terms and conditions of this Agreement, the Seller shall deliver to the Escrow Agent on or before noon, local time, on each Closing Date, the following:

         (a)  the Deed for the Applicable Part of the Real Property;

         (b) a certification as to the Seller's non-foreign status which complies with the provisions of Section 1445(b)(2) of the Internal Reve nue Code of 1986, as amended, any temporary or final regulations promulgated thereunder, and any revenue procedures or other officially published announcements of the Internal Revenue Service or the U.S. Department of the Treasury in connection therewith;

         (c) the Closing Statement for the Applicable Part of the Real Property; and

         (d) any other documents and instruments required by a Third Party Offer (if applicable) or this Agreement.

     Section 12.3 Purchaser's Deliveries. Subject to the terms and conditions of this Agreement, the Purchaser shall, in addition to its obligations under Section 12.1, deliver to the Escrow Agent on or before noon, local time, on each Closing Date, the following to be held by the Escrow Agent in escrow pursuant to the terms of Section 12.1(b):

         (a) the Closing Statement for the Applicable Part of the Real Property; and

         (b) any other documents and instruments required by a Third Party Offer (if applicable) or this Agreement.

     Section 12.4 Delivery in Escrow. The delivery to the Escrow Agent at each Closing of the Purchase Price, the Deed and all other documents and instruments required to be delivered by either party to the other at such Closing by the terms of this Agreement shall be deemed to be a good and suffi cient tender of performance of the terms hereof.


                          ARTICLE XIII

               Closing Adjustments and Prorations

     Section 13.1 General. All expenses incurred in connection with the ownership of the Applicable Part of the Real Property, including assessments under the Declaration of Protective Covenants, shall be paid or shall be prorated between the Seller and the Purchaser in accordance with the provisions of this Article. For purposes of the prorations and adjustments to be made pursuant to this Article, the Purchaser shall be deemed to own the Applicable Part of the Real Property and therefore be responsible for any expenses for the entire day upon which the applicable Closing occurs. Any apportionments and prorations which are not expressly provided for in this Article shall be made in accordance with the customary practice in Loudoun County, Virginia. The Seller and the Purchaser shall prepare a schedule of adjustments for the Applicable Part of the Real Property (the "Closing Statement") at each Closing. Any net adjustment in favor of the Purchaser shall be credited against the Purchase Price at the Closing. Any net adjustment in favor of the Seller shall be paid in cash or cash equivalent at the Closing by the Purchaser to the Seller. A copy of the Closing Statement agreed upon by the Seller and the Purchaser shall be executed by the Seller and the Purchaser and delivered to the Escrow Agent at each Closing.

     Section 13.2 Taxes and Assessments. All non-delinquent Real Estate Taxes assessed against the Applicable Part of the Real Property shall be prorated between the Seller and the Purchaser on an accrual basis, based upon the actual current tax bill. If the most recent tax bill received by the Seller before the applicable Closing Date is not the actual current tax bill, then the Seller and the Purchaser shall initially prorate the Real Estate Taxes at the Closing by applying 100% of the tax rate for the period covered by the most current available tax bill to the latest assessed valuation, and shall reprorate the real estate taxes retroactively as soon as the actual current tax bill becomes available. Any delinquent real estate taxes assessed against the Applicable Part of the Real Property shall be paid (together with any interest and penalties) by the Seller at the Closing from the Purchase Price.

     Section 13.3 Closing Costs and Transfer Taxes. The Virginia grantor's tax and all other State and County transfer taxes and recording charges payable in connection with the recording of each Deed (whether imposed in the form of transfer taxes, revenue stamps or otherwise) shall be divided equally between the Seller and the Purchaser. The Purchaser shall pay for all expenses of examinations of title, the tax certificate and all other recording fees and escrow expenses. The fees, charges and expenses of the Escrow Agent shall be divided equally between the Seller and the Purchaser.

     Section 13.4 Third Party Offer. If a Third Party Offer provides for prorations, adjustments or allocations of closing costs and transfer taxes that differ from those provided in this Article, the prorations, adjustments or allocations with respect to the Designated Part of the Option Land shall be made in accordance with the terms of the Third Party Offer.


                          ARTICLE XIV

                          Termination

     Section 14.1 Reasons for Termination. This Agreement may be terminated upon written notice given to the other party by:

         (a) the Purchaser at any Closing, if any one of the conditions set forth in Article XI is not satisfied on the applicable Closing Date;

         (b) the Seller at any Closing, if any one of the conditions set forth in Article X is not satisfied on the applicable Closing Date; or

         (c) the Purchaser or the Seller at any time on or after July 1, 1996, if the British Aerospace Closing Date does not occur before the date of termination.

     Section 14.2 Termination by Purchaser. If the Purchaser terminates this Agreement pursuant to Section 14.1(a) or Section 14.1(c), this Agreement shall become null and void, the Escrow Agent shall return the Deposit (if any) to the Purchaser and no party shall have any further liability or obligation to any other party under this Agreement, except as otherwise pro vided in this Agreement. If the Purchaser terminates this Agreement pursuant to Section 14.1(a) because of a breach by the Seller of any of the representations or warranties made by it in this Agreement or the failure of the Seller to perform any of the covenants or agreements to be performed by it under this Agreement, the Purchaser's sole remedy shall be to sue to recover its damages arising out of such breach or nonperformance, but the Seller's liability for damages shall be limited to an amount equal to the lesser of (i) $500,000, or (ii) the costs and expenses, including reasonable legal fees and disbursements, incurred by the Purchaser in negotiating this Agreement and exercising its rights under Article V, application fees, deposits, legal fees and disbursements and other costs and expenses incurred by the Purchaser in applying for and obtaining third-party financing to purchase the Land or the Option Land, as the case may be.

     Section 14.3 Termination by Seller. If the Seller terminates this Agreement pursuant to Section 14.1(b) or Section 14.1(c), this Agreement shall become null and void, the Escrow Agent shall return the Deposit (of any) to the Purchaser and no party shall have any further liability or obligation to the other under this Agreement, except as otherwise provided in this Agreement. If the Seller terminates this Agreement pursuant to Section 14.1(b) because the Purchaser defaults in performing any of the obligations to be performed by it under this Agreement, the Escrow Agent shall pay the Deposit to the Seller. Except as otherwise provided in Section 5.1(c) and
Section 9.3, (i) the Seller's sole and exclusive remedy for the Purchaser's misrepresentation, breach of warranty or default shall be to retain the Deposit as liquidated damages, and (ii) in no event and under no circumstances shall the Seller be entitled to receive more than the Deposit as damages for the Purchaser's misrepresentation, breach of warranty or default. The Seller and the Purchaser agree that the Deposit is not a penalty for the Purchaser's breach, but represents a fair and reasonable estimate of the damages that would be incurred by the Seller in the event of breach, such damages being difficult or impossible to ascertain.

     Section 14.4 Purchaser's Right to Seek Specific Performance. If the Seller defaults in performing any of the covenants or agreements to be performed by it under this Agreement, the Purchaser shall have the right, instead of terminating this Agreement pursuant to Section 14.1(a), to elect to permit this Agreement to remain in effect and to sue for specific performance.

     Section 14.5 Exception. If the Purchaser terminates this Agreement pursuant to Section 14.1(c) or pursuant to Section 14.2 because the condition precedent described in Section 11.7 is not satisfied (including the failure of the condition in Section 11.7 to be satisfied because the British Aerospace Purchase Agreement is never signed), or if the Seller terminates this Agreement pursuant to Section 14.1(c), the Purchaser agrees to reimburse the Seller for an amount equal to the lesser of (i) the reasonable costs and expenses (including reasonable attorneys' fees and disbursements) incurred by the Seller in negotiating this Agreement and in preparing and delivering the materials referred to in Section 8.2, or (ii) $100,000.


                           ARTICLE XV

           Preemptive Options to Purchase Option Land

     Section 15.1   Right of First Refusal on Sale.

         (a) Grant of Option. Except as otherwise provided in Section 15.3, if (i) the Purchaser purchases the Property pursuant to the terms of this Agreement, and (ii) at any time or from time to time during the period beginning on the Initial Closing Date and ending on the fifth anniversary of the Initial Closing Date, the Seller obtains a Third Party Offer (as defined in subsection (b)) for the purchase of all or any part of the Option Land which the Seller intends to accept, the Seller shall promptly deliver notice thereof (a "Sale Notice") to the Purchaser. A true copy of the Third Party Offer, setting forth all the terms and conditions of the proposed purchase, with the name and address of the purchaser, shall be attached to the Sale Notice. For a period of 10 Business Days after its receipt of the Sale Notice (the "Purchaser's Decision Period"), the Purchaser shall have the option, which it may exercise by giving notice to the Seller during the Purchaser's Decision Period, to purchase the part of the Option Land that is the subject of the Third Party Offer (the "Designated Part of the Option Land") for the same price and on the same terms and conditions as those contained in the Third Party Offer. If the Purchaser does not exercise the Option to purchase the Designated Part of the Option Land within the Purchaser's Decision Period, the Seller shall be free to sell the Designated Part of the Option Land to the Person who made the Third Party Offer, but the contract with the Person who made the Third Party Offer must be entered into within 60 days after the expiration of the Purchaser's Decision Period and the sale must be consummated in accordance with the terms and conditions of the Third Party Offer. If a contract with the Person who made the Third Party Offer is not signed within the 60-day period or, if the contract is signed within that time period, but the sale is not consummated within the time period set forth in the Third Party Offer, then any subsequent sale of the Designated Part of the Option Land to the same Person who made the Third Party Offer or to any other Person on the same or other terms and conditions must comply again with all the terms and provisions of this subsection.

         (b) Third Party Offer. For purposes of subsection (a), a Third Party Offer shall be a written offer or letter of intent from a Person identified therein by name and address, who reasonably appears capable of complying with the terms of the Third Party Offer and who is not an Affiliate of the Seller or any of its partners and which does not contain terms or conditions which the Purchaser, for reasons other than its financial condition, is not reasonably capable or performing, such as payment in a specific form of property (such as corporate stock or a unique or specific item or class of property) not readily available to the Purchaser or for which no recognized or adequate public market exists. If the Person making the Third Party Offer is a corporation (other than a publicly-held corporation), a partnership or a limited liability company, all shareholders, partners or members shall be identified.

     Section 15.2   Other Option to Purchase.

         (a) Grant of Option. Except as otherwise provided in Section 15.3, if (i) the Purchaser purchases the Property pursuant to the terms of this Agreement, and (ii) at any time or from time to time during the period beginning on the Initial Closing Date and ending on the fifth anniversary of the Initial Closing Date, the Seller obtains a Development Proposal (as defined in subsection (c)) for a transaction in which the Seller would, either alone or with others, develop and construct on all or any part of the Option Land one or more buildings on a "build to suit" basis and, upon completion of construction, would lease the building(s) and the part of the Option Land on which the building(s) was (were) constructed, which the Seller intends to accept, the Seller shall promptly deliver notice thereof (a "Development Notice") to the Purchaser. A true copy of the Development Proposal, setting forth the material economic terms and conditions of the proposed lease and "build to suit transaction," with the name and address of the tenant, shall be attached to the Development Notice. For a period of 10 Business Days after its receipt of the Development Notice (the "Purchaser's Decision Period"), the Purchaser shall have the option, which it may exercise by giving notice to the Seller during the Purchaser's Decision Period, to purchase the part of the Option Land that is the subject of the Development Proposal (the "Designated Part of the Option Land") for the price set forth in subsection (b) and on the other terms and conditions contained in this Agreement. If the Purchaser does not exercise the option to purchase the Designated Part of the Option Land within the Purchaser's Decision Period, the Seller shall be free to lease the Designated Part of the Phase II Option Land to the Person who made the Development Proposal, but the lease with the Person who made the Development Proposal must be entered into within 120 days after the expiration of the Purchaser's Decision Period. If a lease with the Person who made the Development Proposal is not signed within the 120-day period or, if a lease with the Person who made the Development Proposal is signed within the 120-day period, but such lease is thereafter terminated before the Seller commences the construction of the improvements contemplated by such lease (as evidenced by the good faith commencement of grading preparatory to excavation for footings), then any subsequent sale or leasing of the Designated Part of the Phase II Option Land to the same Person who made the Development Proposal or to any other Person on the same or other terms and conditions must comply again with all the terms and provisions of this subsection.

         (b) Purchase Price. The purchase price of each Designated Part of the Option Land shall be an amount equal to the product obtained by multiplying (i) the exact area (expressed in square feet) of the Designated Part of the Option Land determined by the survey obtained by the Seller pursuant to Section 8.7, by (ii) an amount equal to $2.50 per square foot, increased at the rate of five percent (5%) per annum (compounded at one year intervals beginning on the first anniversary of the Initial Closing Date) beginning on the Initial Closing Date and ending on the date the Purchaser exercises the Option for the Designated Part of the Option Land.

         (c) Development Proposal. For purposes of subsection (a), a Development Proposal shall be a written offer or letter of intent from a Person identified therein by name and address, who reasonably appears capable of complying with the terms of the Development Proposal and who is not an Affiliate of the Seller or any of its partners. If the Person making the Development Proposal is a corporation (other than a publicly-held corporation), a partnership or a limited liability company, all shareholders, partners or members shall be identified.

     Section 15.3 Purchaser's Insolvency. The Purchaser shall not have the right to exercise an option to purchase a Designated Part of the Option Land pursuant to Section 15.1 or Section 15.2 if, at the time the Purchaser receives a Sale Notice or a Development Notice, as the case may be, all or any part of the Purchaser's property is then being administered as a part of a debtor's estate in a proceeding under any chapter of the Federal Bankruptcy Code, 11 U.S. Code, or all or any substantial part of the Purchaser's property is then subject to a receivership, insolvency or similar proceeding under the laws of any state or the District of Columbia relating to the rights of debtors and creditors.

     Section 15.4 Notice of Termination. If the Purchaser does not exercise the Option to purchase a Designated Part of the Option Land within the Purchaser's Decision Period (as defined in Section 15.1 or Section 15.2, as the case may be), the Purchaser shall execute and deliver to the Seller, within 10 days after receipt of a written request therefor accompanied by a photocopy of the contract signed by the Seller and the Person who made the Third Party Offer or the lease signed by the Seller and the Person who made Development Proposal, as the case may be, a Memorandum or other similar document, in recordable form, that gives public notice that the Purchaser's option to purchase the Designated Part of the Option Land has lapsed and is no longer in effect, except as otherwise provided in the last sentence of
Section 15.1(a) or the last sentence of Section 15.2(a), as the case may be.


                          ARTICLE XVI

                      Seller Improvements

     Section 16.1   Seller's Obligation to Complete.

         (a) Obligation to Construct. The Seller shall, at the Seller's sole cost and expense, construct the Seller Improvements in accordance with the provisions of Exhibit D. The Seller shall commence actual construction of the Seller Improvements and shall complete construction thereof (and obtain all required inspections by Governmental Authorities) within the time periods set forth in Exhibit D. Each segment of the Seller Improvements shall not be deemed to have been completed for purposes of this Article XVI until all required inspections by Governmental Authorities have been obtained and the specified part of the Seller Improvements is available for public use. The date of completion shall be extended if, and only to the extent that, the Seller is delayed from completing the Seller Improvements solely because of Unavoidable Delays. As used in this subsection, the term "Unavoidable Delays" means delays caused by events or circumstances (other than financial) not within the Seller's reasonable control, including (i) acts of God, (ii) delays in obtaining plan approvals from, or in obtaining the issuance of required permits by, Governmental Authorities (despite diligent efforts by the Seller to obtain such plan approvals and permits), (iii) the Seller's inability to obtain, for reasons other than price, materials (such as asphalt) necessary to complete the Seller Improvements, and (iv) adverse weather conditions, but shall not include delays that should reasonably be expected such as a normal amount of aggregate delay resulting from adverse weather conditions or the normal and usual time for processing and issuing permits or other governmental approvals or the normal delay in waiting for governmental inspections. No delays except those relating to weather (which may be determined retrospectively based upon usual aggregate weather-related delays and actual delays experienced) shall be considered an Unavoidable Delay unless the Seller gives written notice of the claim within 30 days after it occurs or, in the case of a continuing delay, within 30 days after it commences. The term "Required Completion Date," when used in this Article with reference to a specified part of the Seller Improvements, means the date of completion for such part of the Seller Improvements specified in Exhibit D, as such date of completion may be extended on account of Unavoidable Delays.

         (b) Quality of Construction; Easements. The Seller Improvements shall be constructed in a good and workmanlike manner in accordance with all applicable Legal Requirements and shall be suitable for their intended purposes. The Purchaser shall, on request, grant to the Seller and its agents and contractors temporary easements over and across any part of the Real Property owned by the Purchaser for access, construction, grading and staging, to the extent such easements are reasonably required to enable the Seller to construct and complete the Seller Improvements.

         (c) Arbitration. If the Seller and the Purchaser are unable to agree on the number of days by which the Seller is delayed from completing the Seller Improvements because of Unavoidable Delays, the dispute shall be determined by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The arbitration proceeding shall be conducted in Washington, D.C. by one arbitrator selected in accordance with the Commercial Arbitration Rules. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All direct and reasonable costs of the arbitration proceeding, including compensation of the arbitrator, but excluding compensation paid to counsel, agents, employees and witnesses of either party, shall be borne equally by the Seller and the Purchaser or as the arbitrator shall otherwise determine.

         (d) Replacement of Surety Bonds. The Seller, at its expense, shall cause the existing surety bonds guaranteeing completion of Pacific Boulevard and Prentice Drive Construction Areas (or new surety bonds issued in substitution or replacement thereof) to be maintained in full force and effect with the applicable Governmental Authorities until the Seller Improvements in those Areas have been completed and all required inspections have been obtained.

     Section 16.2 Insurance. The Seller shall not enter on any part of the Real Property owned by the Purchaser for any purpose relating to the construction of the Seller Improvements other than visual inspections until the Seller has delivered to the Purchaser a certificate of insurance (in the form of ACORD 27) evidencing that the Seller has obtained a policy of Commercial General Liability Insurance protecting the Seller, as named insured, and the Purchaser and, if applicable, any Person holding a Mortgage encumbering a part of the Real Property owned by the Purchaser, as additional insureds, against liability for bodily injury, death and property damage occurring in or about the Real Property owned by the Purchaser, with such policy to afford protection to the limit of not less than $5,000,000 combined single limit annual aggregate for bodily injury, death and property damage. Such certificate shall also provide that the policy will not be canceled or terminated, or the limits of liability thereunder reduced, unless the Purchaser (and, if applicable, its Mortgagee) receives at least 20 days advance notice thereof.

     Section 16.3 Indemnification. The Seller shall indemnify and hold harmless the Purchaser and its officers, employees, agents and stockholders (collectively, the "Indemnitees"), from and against (i) all physical damage to the Real Property owned by the Purchaser caused by the construction of the Seller Improvements, (ii) all loss, liability or damage suffered or incurred by the Indemnitees arising out of or resulting from injury or death to individuals or damage to personal property sustained on the Real Property owned by the Purchaser and caused by the construction of the Seller Improvements or otherwise caused by entry on the Real Property owned by the Purchaser by the Seller or its employees, agents or contractors, (iv) all liens for labor and materials furnished to the Seller or its contractors in connection with the construction of the Seller Improvements which are filed or asserted against the Real Property owned by the Purchaser, and (iv) all reasonable costs and expenses (including reasonable attorneys' fees and disbursements) incurred by the Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to the foregoing.

     Section 16.4 Seller Improvements Escrow Fund. In order to provide security for the Seller's performance of its obligations to construct Pacific Boulevard and Dresden Street within the Pacific Boulevard and Dresden Street Construction Areas, the Seller shall provide security in accordance with the following provisions:

         (a) On the Initial Closing Date, the Seller shall deliver to the Escrow Agent a letter of credit in the amount of $665,000 to be held in escrow in accordance with the terms and provisions of the Seller Improvements Escrow Agreement in the form attached as Exhibit E. At the Closing, the Seller and the Purchaser shall join with the Escrow Agent in signing and delivering multiple counterparts of the Seller Improvements Escrow Agreement.

         (b) The letter of credit delivered by Seller to the Escrow Agent pursuant to this Section shall be (i) in the form attached hereto as Exhibit F, and (ii) issued by (x) Bank of America, N.A., or (y) another bank of equal or greater size organized under the laws of the United States which maintains an office or has a correspondent in Washington, D.C. or Fairfax County, Virginia, and which is approved by the Purchaser, such approval not to be unreasonably withheld, delayed or conditioned.

     Section 16.5 Improvement Plans and Specifications. Within 90 days after the Initial Closing Date, the Seller shall provide the Purchaser with a copy of the preliminary engineering drawings and specifications for the construction of Pacific Boulevard and Dresden Street within the Pacific Boulevard and Dresden Street Construction Areas (the "Road Construction Work"), which shall describe the proposed locations, design, quality and capacity of the Road Construction Work, including the locations of the utility stubs, if any. The preliminary engineering drawings and specifications for the Road Construction Work shall be subject to the Purchaser's approval, but the Purchaser shall not unreasonably withhold, delay or condition its approval. The Seller shall use its best efforts to locate the utility stubs in reasonable locations requested by the Purchaser and beneficial for the development of the Real Property. After the Purchaser approves the preliminary engineering drawings and specifications for the Road Construction Work, the Seller shall prepare final engineering plans, specifications and working drawings for the Road Construction Work, shall submit the final plans, specifications and working drawings to the applicable Governmental Authorities for their approval, and shall use its best efforts to obtain such approval from the Governmental Authorities and to obtain all permits required by the Governmental Authorities for the performance of the Road Construction Work.

     Section 16.6 Dedication of Pacific Boulevard. After the applicable Governmental Authorities have approved the final plans, specifications and working drawings for the design of the extension of Pacific Boulevard in the
2.74 acre parcel shown on Exhibit A-3 (the "Pacific Boulevard Extension"), the Seller, at its expense, shall prepare all documents and plats required by Loudoun County for the dedication to public use of the Pacific Boulevard Extension. Within 10 Business Days after receipt of the same, the Purchaser shall sign and return to the Seller all documents and plats required to complete the dedication to public use of the Pacific Boulevard Extension.

     Section 16.7 Governmental Acceptance for Maintenance. The Seller shall, at its sole cost and expense, diligently and continuously pursue the acquisition of final approval and public dedication of all streets and roads leading to and surrounding the Real Property which are included as a part of the Seller Improvements and all water, sanitary sewer and storm drainage utility lines servicing the Real Property and all conduits providing electric service to the Real Property and public operation and maintenance by the applicable Governmental Authorities. Until such governmental acceptance for maintenance, the Seller shall, at its sole cost an expense, maintain and keep in good repair, and in compliance with all applicable Legal Requirements, all such streets, roads and utilities. However, the Purchaser shall indemnify the Seller for any damage to such streets, roads and utilities caused intentionally or negligently by the Purchaser or its employees, agents or contractors.

     Section 16.8 Liquidated Damages. The Seller understands that the Seller's agreement to complete the Seller Improvements within the respective time periods specified in Section 16.1 and Exhibit D is a material inducement to the Purchaser to enter into this Agreement and to purchase the Property. Furthermore, the Seller and the Purchaser acknowledge that, if the Seller fails to complete the Seller Improvements within the time periods specified in Section 16.1 and Exhibit D the damages that the Purchaser will incur will be difficult to ascertain. Accordingly, the Seller has agreed that, if the Seller Improvements are not completed within the respective time periods required by Section 16.1 and Exhibit D, the Seller will pay liquidated damages to the Purchaser in accordance with the following provisions:

         (a) If the construction of Pacific Boulevard and Prentice Drive within the Pacific Boulevard and Prentice Drive Construction Areas is not completed so that Pacific Boulevard and Prentice Drive are available for public use within those Areas on or before the Required Completion Date, the Seller shall pay liquidated damages to the Purchaser at the rate of $1,000 per day for each calendar day during the period beginning on (and including) the day after the Required Completion Date for such construction and ending on (and including) the day on which such construction is completed and Pacific Boulevard and Prentice Drive are available for public use within those Areas.

         (b) If the construction of Pacific Boulevard and Dresden Street within the Pacific Boulevard and Dresden Street Construction Areas is not completed so that Pacific Boulevard and Dresden Street are available for public use within those Areas on or before the Required Completion Date, except as otherwise provided in subsection (d), the Seller shall pay liquidated damages to the Purchaser at the rate of $2,667 per day for each calendar day during the period beginning on (and including) the day after the later to occur of (i) the Required Completion Date for such construction, or (ii) the New Building Completion Date (as defined in subsection (d)), and ending on (and including) the day on which such construction is completed and Pacific Boulevard and Dresden Street are available for public use within those Areas.

         (c) The Seller and the Purchaser agree that the amounts provided in subsections (a) and (b) are a reasonable estimate of the actual damages that would be incurred by the Purchaser and that such amounts are not intended to be penalties.

         (d) For purposes of subsection (b), (i) the term "New Building" means the building and related improvements the Purchaser intends to construct on the Land after the Closing Date at a location near the intersection of Pacific Boulevard and Dresden Street, and (ii) the term "New Building Completion Date" means the date on which the New Building is substantially completed, as evidenced by the issuance by the Purchaser's architect, who must be an architect duly licensed to practice in the Commonwealth of Virginia, of a Certificate of Substantial Completion on AIA Form G704.

         (e) The Purchaser's sole and exclusive remedy for damages for the Seller's failure to complete the Seller Improvements by the Required Completion Date shall be to receive liquidated damages pursuant to subsections (a) and (b), but the liquidated damage remedy shall not preclude the Purchaser from suing for specific performance or other equitable relief.


                          ARTICLE XVII

                    Miscellaneous Provisions

     Section 17.1 Entire Agreement. This Agreement, together with the Exhibits hereto, contains the entire agreement between the parties relating to the purchase and sale of the Real Property, all prior negotiations between the parties are merged by this Agreement and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between them other than as herein set forth. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement, or any other agreement referred to herein, shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

     Section 17.2 Counterparts. This Agreement may be executed in any number of counterparts and it shall not be necessary that each party to this Agreement execute each counterpart. Each counterpart so executed (or, if all parties do not sign on the same counterpart, each group of counterparts signed by all parties) shall be deemed to be an original, but all such counterparts together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to account for more than one counterpart or group of counterparts signed by all parties.

     Section 17.3 Benefit and Burden. All terms of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the respec tive personal representatives, heirs, successors and assigns of the parties hereto, except that the Purchaser may not assign its rights under this Agreement without the Seller's prior written consent. The Seller hereby consents to the Purchaser's assignment of its rights under this Agreement to any Person who provides financing for the Purchaser's purchase of the Real Property, including a Person who provides financing as a part of a sale-leaseback transaction.

     Section 17.4 Governing Law. This Agreement is intended to be performed in the jurisdiction in which the Land is located and shall be construed and enforced in accordance with the laws of such jurisdiction.

     Section 17.5   Notices.

         (a) Manner of Giving Notice. Each notice, request, demand, consent, approval or other communication (hereafter in this Section referred to collectively as "notices" and referred to singly as a "notice") which the Seller or the Purchaser is required or permitted to give to the other party pursuant to this Agreement shall be in writing and shall be deemed to have been duly and sufficiently given if

                   (1) personally delivered with proof of delivery thereof (any notice so delivered shall be deemed to have been received at the time so delivered),

                   (2) sent by Federal Express (or other similar overnight courier) designating early morning delivery (any notice so delivered shall be deemed to have been received on the next Business Day following receipt by the courier), or

                   (3) sent by United States registered or certified mail, return receipt requested, postage prepaid, at a post office regularly maintained by the United States Postal Service (any notice so sent shall be deemed to have been received two days after mailing in the United States).

         (b) Addresses for Notices. All notices shall be addressed to the parties at the following addresses:

              (1)   if to the Seller:

                        c/o The Evans Company
                        8251 Greensboro Drive
                        Suite 200
                        McLean, Virginia  22182
                        Attention:  Mr. Stephen J. Garchik
                        Telecopy Number:  (703) 893-0617

                        with copies to:

                        Chris M. Smith, Esquire
                        Shearman & Sterling
                        153 East 53rd Street
                        New York, New York  10022
                        Telecopy Number: (212) 848-5252

                        and

                        Goelet Corporation
                        22 East 67th Street
                        New York, New York  10021
                        Attention:  Mr. Jonathan M. Rather
                        Telecopy Number:  (212) 861-2179

              (2)   if to the Purchaser:

                        America Online Incorporated
                        8619 Westwood Center Drive
                        Vienna, Virginia  22182-2285
                        Attention:  Mr. Mark E. Stavish
                           Vice President, Human Resources
                           and Facilities
                        Telecopy Number:  (703) 918-2101

                        with a copy to:

                        Joel N. Simon, Esquire
                        Arent Fox Kintner Plotkin & Kahn
                        1050 Connecticut Avenue, N.W.
                        Washington, D.C.  20036
                        Telecopy Number:  (202) 857-6395

     Either party may, by notice given pursuant to this Section, change the person or persons and/or address or addresses, or designate an additional person or persons or an additional address or addresses, for its notices, but notice of a change of address shall only be effective upon receipt. The Seller and the Purchaser each agrees that it will not refuse or reject delivery of any notice given hereunder, that it will acknowledge, in writing, receipt of the same upon request by the other party and that any notice rejected or refused by it shall be deemed for all purposes of this Agreement to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service or the courier service.

         (c) Notice Given by Counsel. All Notices that are required or permitted to be given under this Agreement may be given by the parties hereto or by their respective counsel, who are hereby authorized to do so on the parties' behalf.

     Section 17.6 Partial Invalidity. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     Section 17.7 Waiver of Jury Trial. The Seller and the Purchaser waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other on any matter arising out of or in any way connected with this Agreement.

     Section 17.8 Survival of Obligations. The obligations of the parties under this Agreement which, by their terms, are to be performed after a Closing shall survive such Closing.

     Section 17.9 Consent to Assignment. Subject to the Purchaser's purchase of the British Aerospace Property pursuant to the British Aerospace Purchase Agreement, the Seller hereby consents to the assignment by British Aerospace Holdings, Inc. of its rights under Section 21.00 and Exhibit D of the Purchase Agreement dated March 6, 1989, as amended, between the Seller and British Aerospace, Inc.


     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above stated.

                             SELLER

                             BROAD RUN OFFICE CENTER ASSOCIATES
                             LIMITED PARTNERSHIP


                             By: /s/David W. Evans
                                  David W. Evans,
                                  Authorized General Partner


                             PURCHASER

                             AMERICA ONLINE, INC.


                             By: /s/Mark E. Stavish
                                  Mark E. Stavish,
                                  Vice President,
                                  Human Resources and Facilities